World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Monday August 7, 2006

EGL, Inc.

Reports Second Quarter Diluted EPS of $0.36

Operating Income Increase of 26% to $26.5 million

HOUSTON, August 7, 2006 – EGL, Inc. (NASDAQ: EAGL) today reported net income for the second quarter of 2006 of $14.8 million, a 17% increase, compared with net income of $12.7 million in the same quarter of 2005.  Operating income for the second quarter of 2006 was $26.5 million, a 26% increase, compared with operating income of $21.0 million in the same quarter of 2005.  Diluted earnings per share for the second quarter of 2006 were $0.36 compared with $0.25 in the second quarter of 2005.

Net income for the six months ended June 30, 2006 was $25.9 million, a 30% increase, compared with net income of $19.9 million in the same period of 2005.  Operating income for the six months ended June 30, 2006 was $48.4 million, a 39% increase, compared with operating income of $34.7 million in the same period of 2005.  Diluted earnings per share for the six months ended June 30, 2006 were $0.64 compared with $0.38 in the same period of 2005.

Q2 and Six Month Financial Highlights:

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Operating income increased 26% to $26.5 million compared with $21.0 million in the second quarter of 2005;

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Net revenue margin improved to 32.4% compared with 30.3% in the second quarter of  2005;

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Net revenues increased 6% to $249.7 million compared with $236.5 million in the second quarter of 2005;

•

Operating income increased 39% to $48.4 million compared with $34.7 million for the first six months of 2005;

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Net revenue margin improved to 32.0% compared with 30.4% for the first six months of 2005;

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Net revenues for the first six months of 2006 increased 8%;

	Three Months Ended		Six Months Ended
	06/30/06	06/30/05	06/30/06	06/30/05
$ millions (except EPS)
Gross revenues % change	$ 771.3 - 1%	$ 781.3	$ 1,523.7 + 3%	$ 1,481.9
Net revenues % change Net revenue margin	$ 249.7 + 6% 32.4%	$ 236.5 30.3%	$ 486.9 + 8% 32.0%	$ 449.9 30.4%
Operating expenses Operating income Net income Diluted EPS	$ 223.2 $ 26.5 $ 14.8 $ 0.36	$ 215.5 $ 21.0 $ 12.7 $ 0.25	$ 438.5 $ 48.4 $ 25.9 $ 0.64	$ 415.2 $ 34.7 $ 19.9 $ 0.38

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EGL Chief Executive Officer Jim Crane commented, “Our operating income growth and improved operating margins for the second quarter reflect increased net revenues and continued emphasis on controlling all operating expenses.  We continue to focus the organization on profitable revenue growth across all product lines and increasing operating income in all geographic locations”.

Gross revenues of $771 million in the second quarter of 2006 decreased 1% from the same quarter last year, with declines in airfreight of 1%, ocean freight of 2%, and customs brokerage and other of 2%.   The gross revenue decline relates to the company’s decision last year to re-evaluate and aggressively address specific business that did not generate acceptable levels of operating income. Additionally, ocean gross revenues were impacted by price declines as additional container ship capacity was introduced into certain ocean trade lanes.

While the gross revenue decline is expected to be temporary, the company continues to focus on adding new revenue, increasing net revenue margins and improving operating income. This strategy generated positive results as the company’s second quarter net revenue margin increased to 32.4% compared with 30.3% in the same quarter last year.

Net revenues of $250 million in the second quarter of 2006 increased 6% from the same quarter last year driven by a 19% increase in ocean freight forwarding, an 11% increase in customs brokerage and other and a 1% increase in airfreight forwarding.

Operating income increased 26% to $26.5 million, as compared with the second quarter of 2005 due to the 6% increase in net revenues while operating expenses increased only 4%.   Operating expenses included $2.7 million pre-tax of costs related to stock compensation expense in the second quarter of 2006.  Second quarter operating income as a percent of net revenues improved to 10.6% from 8.9% in the same quarter last year.

Non-operating expense in the second quarter of 2006 was $2.6 million as compared to non-operating income of $2.3 million in the same quarter last year.  The change was due to an increase in interest expense of $2.0 million resulting from increased borrowings used to finance the modified “Dutch Auction” self-tender in October 2005 and second quarter 2006 foreign exchange losses of $1.0 million compared to $1.5 million of foreign exchange gains in the same quarter last year.

Cash Position

EGL closed the quarter with $146 million in cash, restricted cash and short-term investments and total debt of $193 million.  For the first six months of 2006, cash flow from operations was $51.2 million compared to $48.4 million of operating income for the same period.  Capital expenditures for the first six months of 2006 were $17.8 million.

Outlook

For 2006, EGL expects full year diluted earnings per share in the range of $1.50 to $1.60, including an estimated $0.14 of stock compensation expense as a result of the company’s adoption of SFAS 123(R) “Share-Based Payment,” effective January 1, 2006.

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Earnings Conference Call

EGL, Inc. will host a conference call for shareholders and the investing community on August 8, 2006 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the second quarter ended June 30, 2006.  The call can be accessed by dialing (719) 457-2637, access code 2406905 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live web cast on the company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Tuesday, August 22, 2006 at (719) 457-0820, access code 2406905.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), capital expenditure levels, growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, the results of government investigations and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, our ability to manage and continue growth,  risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, control by and dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements, laws and regulations that decrease our ability to change our charter and bylaws, the impact of goodwill impairments, the successful deployment of our global IT infrastructure and other factors detailed in the company's  Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$ 771,293	$ 781,254	$ 1,523,656	$ 1,481,920
Cost of transportation	521,620	544,758	1,036,782	1,031,992
Net revenues	249,673	236,496	486,874	449,928
Operating expenses:
Personnel costs	140,363	135,922	274,959	261,124
Other selling, general and administrative expenses	82,792	79,571	163,516	160,053
EEOC legal settlement	-	-	-	(5,975)
Operating income	26,518	21,003	48,399	34,726
Nonoperating income (expense), net	(2,618)	2,265	(6,100)	1,862
Income before provision for income taxes	23,900	23,268	42,299	36,588
Provision for income taxes	9,094	10,566	16,389	16,721
Net income	$ 14,806	$ 12,702	$ 25,910	$ 19,867

Basic earnings per share	$ 0.37	$ 0.25	$ 0.64	$ 0.39
Diluted earnings per share	$ 0.36	$ 0.25	$ 0.64	$ 0.38
Basic weighted-average common shares outstanding	40,496	50,614	40,297	51,328
Diluted weighted-average common shares outstanding	40,936	50,863	40,802	51,692

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 145,960	$ 123,254
Trade accounts receivable, net of allowance	545,726	560,954
Other current assets	76,062	70,230
Total current assets	767,748	754,438
Property and equipment, net	176,057	185,906
Investments in unconsolidated affiliates	392	534
Goodwill, net	115,493	113,048
Other assets, net	53,454	35,315
Total assets	$ 1,113,144	$ 1,089,241
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 9,492	$ 15,967
Trade payables and accrued transportation costs	333,401	342,351
Accrued expenses and other liabilities	154,167	150,166
Total current liabilities	497,060	508,484
Long-term debt	183,979	214,555
Other noncurrent liabilities	42,510	42,858
Minority interests	2,005	1,616
Stockholders’ equity	387,590	321,728
Total liabilities and stockholders’ equity	$ 1,113,144	$ 1,089,241

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income	$ 25,910	$ 19,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,569	17,783
Bad debt expense	1,627	3,306
Other	8,824	(415)
Net effect of changes in working capital, net of assets acquired	(1,751)	44,670
Net cash provided by operating activities	51,179	85,211
Cash flows from investing activities:
Capital expenditures	(17,830)	(25,569)
Decrease in restricted cash	593	7,585
Proceeds from sales of other assets	3,303	1,025
Proceeds from property insurance	517	-
Acquisitions of businesses, net of cash acquired	(1,444)	-
Earnout payments	-	(4,186)
Cash received from disposal of affiliates	1,254	-
Other	296	1,423
Net cash used in investing activities	(13,311)	(19,722)
Cash flows from financing activities:
Proceeds from issuance of debt	197,098	83,402
Repayment of debt	(232,541)	(52,641)
Issuance (repayment) of short-term debt with maturities of less than three months, net	(2,513)	1,773
Repayment of financed insurance premiums and software, net	(2,603)	(1,516)
Payments on capital lease obligations	(1,123)	(863)
Repurchases of common stock	-	(93,588)
Payment of financing fees	(90)	(15)
Issuance of common stock for employee stock purchase plan	613	535
Proceeds from exercise of stock options	14,251	5,497
Excess tax benefit of employee stock plans	5,023	-
Other	(186)	453
Net cash used in financing activities	(22,071)	(56,963)
Effect of exchange rate changes on cash	7,472	2,839
Increase in cash and cash equivalents	23,269	11,365
Cash and cash equivalents, beginning of the period	111,507	92,918
Cash and cash equivalents, end of the period	$ 134,776	$ 104,283

Second quarter 2006 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.